Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of June 30, 2015, is entered into by and between Sterling National Bank, a national bank organized and existing under the laws of the United States of America (the “Bank”), and James J. Landy (the “Consultant”).

WHEREAS, Sterling Bancorp, a Delaware corporation and direct parent of the Bank (the “Company”), has entered into that certain Agreement and Plan of Merger, dated as of November 4, 2014 (the “Merger Agreement”), by and between the Company and Hudson Valley Holding Corp., a New York corporation (“HVBC”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), HVBC will merge with and into the Company, with the Company surviving (the “Merger”), immediately followed by the merger of Hudson Valley Bank, N.A., a national bank organized and existing under the laws of the United States of America and a wholly owned subsidiary of HVBC (“HVB”), with and into the Bank, with the Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, the Consultant and HVB are currently parties to that certain Consulting Agreement, dated as of October 6, 2014 (the “Prior Agreement”);

WHEREAS, under the Prior Agreement, the Consultant has the right, during the 90-day period following the occurrence of a Change in Control (as defined in the Prior Agreement) of HVB, to terminate the Prior Agreement and receive a lump sum payment equal to the payments otherwise payable to the Consultant under the Prior Agreement through the expiration of the then-current term of the Prior Agreement;

WHEREAS, the Consultant has provided a notice of termination to HVB in accordance with the Prior Agreement, effective as of the date of the closing of the Transactions (the “Closing Date”);

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Bank and HVB;

WHEREAS, due to the Consultant’s knowledge and expertise, the Bank wishes to have the cooperation of, and access to, the Consultant following the Closing Date; and

WHEREAS, the Bank and the Consultant now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Consultant’s service to the Bank as an independent contractor following the Closing Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Consultant hereby agree as follows:

1.                                      Effective Date.  This Agreement shall be effective upon the occurrence of the Closing (as defined in the Merger Agreement).  If, however, the Merger Agreement is terminated by the parties thereto without the Closing having occurred, this Agreement shall be null and void ab initio and of no further force and effect.

2.                                      Payments and Benefits under the Prior Agreement.

(a)                                 Accrued Obligations.  As soon as practicable after the Closing Date, the Consultant shall receive a payment equal to the Consultant’s accrued but unpaid consulting fees through the Closing Date.

(b)                                 Separation Pay.  Subject to the Consultant’s execution and delivery of a release of claims in favor of the Company, in the form attached hereto as Exhibit A, within 21 days following the Closing Date (and non-revocation within the time period set forth therein), and the Consultant’s continued compliance with the covenants set forth in Sections 9, the Bank shall provide the Consultant with an amount equal to $900,054 (the “Separation Payment”), payable in a lump sum within 30 days following the Closing Date.

3.                                      Consulting Period.  The Consultant shall render the Services (as defined below) for the period beginning on the Closing Date and ending upon the date that is 24 months following the Closing Date, unless earlier terminated in accordance with Section 8 (the “Consulting Period”).

4.                                      Services.  During the Consulting Period, the Consultant shall provide consulting services as directed by the Chief Executive Officer of the Bank (the “Services”).  During the Consulting Period, the Consultant shall be available to provide the Services for up to 30 hours per month.  The Services shall generally be performed at such locations as are mutually agreed by the Bank and the Consultant.

5.                                      Fees and Expenses.

(a)                                 Consulting Fee.  In consideration for agreeing to provide the Services, the Consultant shall be paid an amount in cash equal to $400,000, payable in equal monthly installments in arrears during the Consulting Period, subject to the Consultant continuing to provide the Services (the “Consulting Fees”).

(b)                                 Expenses.  The Bank shall reimburse the Consultant pursuant to the Bank’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Consultant in connection with the performance of the Services.

6.                                      Sole Consideration.  Except as specifically provided in Section 5, the Consultant shall be entitled to no compensation or benefits from the Company, the Bank or their respective affiliates with respect to the Services, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company, the Bank, or their respective affiliates.

7.                                      Status as a Non-Employee.  The Bank and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company, the Bank, or their respective affiliates.  The Consultant acknowledges that the Consultant is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder in respect of the Services and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company, the Bank, or their respective affiliates.

8.                                      Termination of the Consulting Period.

(a)                                 Termination.  Either the Bank or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Bank for Cause (as defined below), which shall be effective immediately.  For purposes of this Agreement, “Cause” shall mean the Consultant’s conviction of a felony, breach of a fiduciary duty involving personal profit to the Consultant, or intentional failure to perform stated duties reasonably associated with the Consultant’s position; provided, however, that an intentional failure to perform stated duties shall not constitute Cause unless and until the Bank provides the Consultant with written notice setting forth the specific duties that, in the Bank’s view, the Consultant has failed to perform and the Consultant is provided a period of 30 days to cure such specific failure(s) to the reasonable satisfaction of the Bank.

(b)                                 Payments upon Termination.  Upon termination of the Consulting Period for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Consultant for any business expenses incurred prior to such termination and for which the Consultant would be entitled to reimbursement pursuant to Section 5(b).  In addition, upon a termination of the Consulting Period by the Company without Cause, the Consultant shall be entitled to a lump sum cash payment equal to the sum of the unpaid Consulting Fees for the period from the date of termination through the expiration of the then-current Consulting Period.  Any amounts payable upon termination shall be paid within 10 business days of the date of termination.  Except as explicitly provided in this Section 8(b), upon any termination of the Consulting Period, the Company and the Bank shall have no further obligation to the Consultant.

9.                                      Restrictive Covenants.  The Consultant acknowledges that:  (x) the Consultant’s service to the Bank will require that the Consultant have access to and knowledge of confidential information of the Bank relating to the Business (as defined below), including, without limitation, the identity of the Bank’s employees, clients, customers, the kinds of services provided by the Bank, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective clients and customers, pricing information and other contractual terms, information concerning the creation, acquisition, or disposition of products and services, creative ideas and concepts, and other trade secrets, in each case, other than as and to the extent such information is generally known or publicly available through no violation of this Section 9 by the Consultant or such information is readily discernible (the “Confidential Information”); and (y) the disclosure of any such Confidential Information may place the Bank at a competitive disadvantage and may do damage, monetary or otherwise, to the Bank’s business.  Accordingly, the Bank and the Consultant agree as follows:

(a)                                 Confidentiality.  During the Consulting Period and thereafter, the Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal, or agent of any business, or in any other capacity, disclose, furnish, make available, or utilize any of the Confidential Information, other than in the proper performance of the services contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to any such disclosure as required by a court of competent jurisdiction or other administrative or legislative body, the Consultant shall promptly notify the Bank so that the Bank may seek a protective order or other appropriate remedy.

(b)                                 Return of Bank Property.  The Consultant agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts, and summaries thereof, and any such information stored electronically on tapes, computer disks, or in any other manner to the Bank at any time upon request by the Bank and immediately upon the termination of his service to the Bank for any reason.

(c)                                  Noncompetition.  During the Consulting Period, and for a period of one year thereafter, the Consultant shall not engage in Competition (as defined below) with the Bank or its affiliates in the Territory (as defined below), unless agreed upon by the parties in writing.  For purposes of this Agreement, “Competition” by the Consultant shall mean the Consultant’s engaging in any activities relating to or otherwise being employed by or acting as a consultant to, or being a director, employee, agent, equity holder, or partner of any entity engaged in the business of banking as conducted by the Bank (the “Business”); and “Territory” means any state in which the Bank has a branch or office location; provided, however, that it will not be a violation of this Section 9(c) for the Consultant to become the registered or beneficial owner of less than 5% of any class of the capital stock of any one or more corporations registered under the Securities Exchange Act of 1934, as amended.

(d)                                 Nonsolicitation.  During the Consulting Period, and for a period of one year thereafter, the Consultant agrees that the Consultant will not:  (i) directly solicit, or direct individuals within his control to solicit, from any person or entity who is a then-existing client or customer of the Bank (or who the Consultant knows from the use of Confidential Information is a prospective client or customer of the Bank) any business of the same or of a similar nature to the Business; or (ii) directly recruit or solicit the employment or services of any person who is employed by the Bank at the time of such recruitment or solicitation.

(e)                                  Remedies.  The Consultant and the Bank hereby acknowledge that the restrictive covenants contained in this Section 9 are reasonable and necessary, in view of the nature of the Bank, its business, and his knowledge thereof, in order to protect the legitimate interests of the Bank.  Accordingly, in the event of a breach or threatened breach by the Consultant of this Section 9, the Consultant hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction, or other equitable relief against such breach or threatened breach from any court of competent jurisdiction in accordance with Section 11(b), without the requirement to post a bond.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief (including, without limitation, recoupment or clawback of any previously paid portion of the Separation Payment or the Consulting Fees and termination of the Bank’s obligation to pay any unpaid portion of the Consulting Fees).  If any of the covenants set forth in this Section 9 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

10.                               Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception shall be paid under such exception.  For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts.  In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

11.                               Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Bank and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees.  This Agreement is personal in nature, and the Consultant shall not, without the written consent of the Bank, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)                                  Amendment; Entire Agreement.  No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Bank and the Consultant.  From and after the Closing Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

(d)                                 Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Consultant:

At the address most recently on the books and records of the Company.

if to the Bank:

Sterling National Bank
400 Rella Boulevard
Montebello, New York 10901
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)                                  Consultant’s Acknowledgment.  The Consultant acknowledges and agrees that (i) nothing in this Agreement constitutes tax advice; (ii) neither the Bank nor any of its affiliates take any responsibility for, or have any liability to the Consultant with respect to (A) any liability that may be imposed upon the Consultant under federal, state, local, or foreign tax laws or (B) the Consultant’s personal tax reporting; and (iii) the Consultant has been given the opportunity and encouraged to consult with the Consultant’s own attorney and to seek professional tax advice prior to the execution of this Agreement.

(f)                                   Headings.  The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

STERLING NATIONAL BANK

By:	/s/ Jack Kopnisky
	Name:	Jack Kopnisky
	Title:	President and Chief Executive Officer

/s/ James J. Landy
James J. Landy